EXHIBIT 99.1

374Water Strengthens Board of Directors,

Announces Appointment of New Chief Executive Officer

Three Highly Seasoned Business Leaders Added to Board to Drive Next Phase of Growth, Corporate Development Executive to Lead Business

MORRISVILLE, NC – February 24, 2026 – 374Water Inc. (NASDAQ: SCWO) (“374Water” or the “Company”), a leading cleantech and services company developing supercritical water oxidation technology for the destruction of organic waste streams, today announced comprehensive leadership changes within the executive team and Board of Directors. These moves were implemented to enhance operating pace, accelerate critical milestones, and to position the Company for scalable commercial deployment in 2026 and beyond.

Following extensive engagement with shareholders, the Company is aligning leadership, capital allocation, and organizational structure around execution, measurable objectives, and value creation. To oversee these changes, the Board of Directors has appointed long-time seasoned senior member of the existing leadership team, Daniel (Danny) Bogar as President and Chief Executive Officer.

In recent months, the Company has engaged in conversations with investors, including a group of long-term shareholders who filed a Schedule 13D, regarding strategic direction and execution priorities for the organization. These discussions have led to the appointment of new members of the Board of Directors, bringing a broad range of skills as entrepreneurs, operators, investors, and infrastructure developers:

•	Brad Freels – Chairman and CEO of Midway, infrastructure developer and industrial growth strategist
•	Charles (Chuck) Weiser – Veteran company executive, CPA, and governance leader
•	Stephen McKnight – Real estate investor and operating executive

Freels, Weiser, and McKnight join existing directors Jim Palowski and Marc Deshusses, forming a Board aligned around scaling deployment of the Company’s AirSCWO platform.

Mr. Bogar brings more than 20 years of executive leadership experience spanning finance, strategic business development, and international operations to the role. Prior to joining the Company, Mr. Bogar most recently served as the President and Chief Operating Officer of PowerVerde Inc., where he was a key part of the merger between PowerVerde and 374Water that was concluded in April 2021. Mr. Bogar helped develop the merger thesis for the business combination, raised capital, and negotiated the transaction. Following the merger, he has overseen Corporate Development and helped drive the Company’s global commercialization strategy, working with business and government stakeholders to advance sustainable waste destruction services.

Prior to PowerVerde, Mr. Bogar served as President and CEO of American Green Technology, President and CEO of Stanford Group Company’s broker-dealer, and President of the Americas at CellStar Corporation. Mr. Bogar holds a Master of Business Administration in Finance from the University of St. Thomas (TX) and a Bachelor of Business Administration in Marketing from Stephen F. Austin State University. He also previously served as an Adjunct Professor at Texas State University, teaching organizational management and leadership.

Interim Chief Executive Officer Stephen Jones commented, “My role was to stabilize the Company and focus the management team on execution – and that work is complete. I believe the opportunity in front of 374Water is significant and requires decisive leadership and deep institutional knowledge which Mr. Bogar provides. I expect to work with Mr. Bogar to ensure a smooth transition.”

“We are pleased to welcome Mr. Bogar as CEO of 374Water,” said the Board of Directors in a joint statement. “Our focus is matching execution with well-structured capital that strengthens the Company as it grows. We believe the opportunity ahead requires not only operational progress, but also financial discipline. Mr. Bogar’s operating background, global relationships, and commitment to AirSCWO position him to lead 374Water into its next phase of commercialization and growth. We would also like to thank Stephen Jones for his stewardship and leadership during his tenure as Interim President and CEO and wish him well.”

374Water shareholder engagement and involvement extends beyond governance. The Board is actively engaged in supporting additional capital formation to fund deployments and commercial expansion over the coming months. The objective is to align financing capacity with project development and position 374Water as a commercial-scale waste destruction solution provider.

With aligned leadership and Board oversight, 374Water intends to enter a phase focused on deployments, partnerships, and operational execution. “The mission remains unchanged – we intend to destroy the world’s toughest waste streams safely and permanently” said CEO Daniel Bogar. “I am excited to have this opportunity to continue to support the team in this new role.”

About 374Water

374Water Inc. (NASDAQ: SCWO) is a global industrial technology and services company providing innovative solutions addressing wastewater treatment and waste management issues within the industrial, municipal, and federal markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of non-hazardous and hazardous organic wastes, producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn.

Cautionary Language on Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipate," "believe," “could," "estimate," "expect," "intend," "may," “plan," "predict," "project," "potential," or other comparable terminology are intended to identify forward-looking statements. These statements include those related to the commercialization of 374Water’s technology, whether 374Water will be able to successfully raise capital, scaling of 374Water’s offering, the Company’s ability to create long-term value for shareholders, and 374Water’s future prospects. Such statements involve known and unknown risks, uncertainties, and other factors that may cause 374Water’s actual results, levels of activity, performance, or 374Water’s achievements or those of its industry to be materially different from those expressed or implied by any forward-looking statements. 374Water has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While 374Water believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the 374Water’s control. These forward-looking statements are subject to risks and uncertainties, including those discussed under "Risk Factors" in 374Water’s Form 10-Q for the quarter ended September 30, 2025, and in 374Water’s subsequent filings and reports with the SEC. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by laws, 374Water disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations and Media Contact

Jim Siccardi

Senior Vice President

Direct: 984-374-1222

Jim.Siccardi@374water.com

www.374Water.com